Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 25th, 2021 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant”) announced today financial and operating results for the fourth quarter ended December 31, 2020.  The Company’s live conference call to discuss the quarter will be held at 11:00 A.M. Eastern Time on Tuesday, January 26, 2021.

Chairman and Chief Executive Officer, David R. Parker, commented: “During 2020 we strategically repositioned our enterprise around our Dedicated, Expedited, Managed Freight, and Warehousing business units, reduced our fixed overhead and capital deployed in non-core businesses, flattened our management structure, and improved our margins on an adjusted basis.  For perspective, our revenue was approximately the same on a fleet that is nearly 18% smaller than the same quarter last year.  At the same time, we paid down over $200 million in debt and lease obligations, which will provide us significant flexibility in making future capital allocation decisions. The changes were not without cost, as for the quarter we incurred approximately $48 million in net cash and non-cash restructuring related charges, including an approximately $44 million contingent loss charge in relation to our discontinued TFS factoring business in the fourth quarter of 2020.  We exit 2020 more profitable and generating higher return on capital excluding the restructuring costs. Our mission for 2021 is clear: seat more of our tractors, continue to control costs, and improve the profitability of certain legacy contracts in our Dedicated segment that generate unacceptable returns.”

Turning to fourth quarter results, Mr. Parker added: “The fourth quarter freight market was strong and continues to be strong into 2021 on a seasonal basis. The business mix of our revamped segments performed as expected as a whole, with lower asset-based utilization offset by strong capacity expansion in our Managed Freight segment that allowed us to meet heightened customer demand during the peak season as compared to the prior year quarter.  The asset-based results were somewhat muted by intense challenges in driver recruiting and retention, as well as COVID-19 related internal and external shop staffing issues.  The combination led to an increase in unseated tractors and a sequential 5% reduction in miles per tractor per week. However, our Managed Freight segment provided incremental capacity to fill the gap and reported strong growth in revenue and income.  From a cost perspective, our performance was mixed excluding the charge related to discontinued operations.  We are pleased to report that Transport Enterprise Leasing (“TEL”) returned to its historical profitability level, generating consolidated net income and adjusted net income of $2.2 million, or $0.13 per share, compared to a loss of $0.4 million, or $0.02 per share, in the 2019 quarter from our 49% equity investment in TEL.”

A summary of our fourth quarter and year-end financial performance:

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000s, except per share information)	2020	2019	2020	2019
Total Revenue	$225,228	$230,556	$838,561	$885,387
Freight Revenue, Excludes Fuel Surcharge	$210,856	$207,311	$776,218	$876,618
Operating Income (Loss)	$9,566	$1,666	$(14,027)	$8,769
Adjusted Operating Income (Loss) (1)	$13,233	$2,397	$26,865	$11,693
Operating Ratio	95.8%	99.3%	101.7%	99.0%
Adjusted Operating Ratio (1)	93.7%	98.8%	96.5%	98.5%
Income (Loss) from Continuing Operations	$7,449	$261	$(14,120)	$5,219
Income (Loss) from Discontinued Operations	$(33,114)	$901	$(28,598)	$3,256
Net Income (Loss)	$(25,665)	$1,162	$(42,718)	$8,475
Adjusted Net Income (Loss) (1)	$10,438	$1,873	$18,681	$11,401
Earnings (Loss) per Diluted Share	$(1.50)	$0.06	$(2.46)	$0.45
Adjusted Earnings (Loss) per Diluted Share (1)	$0.61	$0.09	$1.08	$0.57

(1) non-GAAP measures

Pretax adjustments for the three and twelve months ended December 31, 2020 and 2019 included the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000s)	2020	2019	2020	2019
Intangible Asset Amortization	1,152	731	5,097	2,924
Bad Debt Expense Associated With Customer Bankruptcy and High Credit Risk Customers	-	-	2,617	-
Insurance Policy Erosion	-	-	4,447	-
Strategic Restructuring Adjusting Items:
Discontinued Operations Loss Contingency, Net	44,151	-	40,431	-
Loss (Gain) on Disposal of Terminals, Net	972	-	(4,740)	-
Impairment of Real Estate and Related Tangible Assets	-	-	9,790	-
Impairment of Revenue Equipment and Related Charges	-	-	17,604	-
Restructuring Related Separation & Other	1,543	-	4,334	-
Abandonment of Information Technology Infrastructure	-	-	1,048	-
Contract Exit Costs and Other Restrucuring	-	-	695	-
Total Pre-Tax Adjustments	$47,818	$731	$81,323	$2,924

Truckload Operating Data and Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Total Revenue and Freight Revenue, $000s)	2020	2019	2020	2019
Combined Truckload
Total Revenue	$145,675	$175,967	$608,853	$698,993
Freight Revenue, excludes Fuel Surcharge	$131,406	$152,844	$546,974	$605,440
Operating Income (Loss)	$3,070	$(914)	$(22,569)	$(72)
Adj. Operating Income (Loss) (1)	$6,186	$(535)	$12,984	$1,444
Operating Ratio	97.9%	100.5%	103.7%	100.0%
Adj. Operating Ratio (1)	95.3%	100.4%	97.8%	99.8%
Freight Revenue per Tractor per Week	$4,032	$3,857	$3,872	$3,778
Freight Revenue per Total Mile	$1.90	$1.89	$1.85	$1.87
Miles per Tractor per Week	2,120	2,037	2,097	2,021
Total Tractor Count	2,480	3,015	2,702	3,073

Expedited
Total Revenue	$75,855	$90,856	$320,201	$356,521
Freight Revenue, excludes Fuel Surcharge	$69,434	$80,643	$291,470	$314,494
Operating Income (Loss)	$4,782	$604	$(7,038)	$(1,260)
Adj. Operating Income (Loss) (1)	$6,111	$604	$9,304	$(1,260)
Operating Ratio	93.7%	99.3%	102.2%	100.4%
Adj. Operating Ratio (1)	91.2%	99.3%	96.8%	100.4%
Freight Revenue per Tractor per Week	$5,687	$4,787	$5,031	$4,592
Freight Revenue per Total Mile	$1.87	$1.97	$1.82	$1.93
Miles per Tractor per Week	3,045	2,432	2,766	2,380
Total Tractor Count	929	1,282	1,108	1,313

Dedicated
Total Revenue	$69,819	$85,112	$288,652	$342,473
Freight Revenue, excludes Fuel Surcharge	$61,972	$72,202	$255,503	$290,602
Operating Income (Loss)	$(1,714)	$(1,518)	$(15,536)	$1,188
Adj. Operating Income (Loss) (1)	$73	$(1,139)	$3,680	$2,704
Operating Ratio	102.5%	101.8%	105.4%	99.7%
Adj. Operating Ratio (1)	99.9%	101.6%	98.6%	99.1%
Freight Revenue per Tractor per Week	$3,040	$3,169	$3,066	$3,170
Freight Revenue per Total Mile	$1.94	$1.82	$1.88	$1.81
Miles per Tractor per Week	1,567	1,746	1,631	1,753
Total Tractor Count	1,551	1,734	1,594	1,760

(1) non-GAAP measures

Combined Truckload Revenue

Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 17.2%, to $145.7 million, compared to 2019, consistent with our plan to refocus our asset-based fleet around Dedicated and Expedited operations while downsizing solo-driver refrigerated and reducing one-way irregular routes and other less profitable operations.  The revenue decrease consisted of $21.4 million lower freight revenue and $8.9 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to a 17.8% average operating fleet reduction partially offset by a 4.5% increase in average freight revenue per tractor per week. Average freight revenue per total mile increased slightly by 1.0 cent per mile, or 0.4%, compared to the 2019 quarter, while average miles per tractor increased by 4.1% as a higher team percentage offset an increase in unseated tractor percentage to 6.2% for the fourth quarter of 2020, from 1.9% in the prior year quarter and 5.5% in the third quarter of 2020.”

Expedited Truckload Revenue
Mr. Parker added, “In our Expedited segment, team driven tractors increased to 889, compared to 820 in the prior year quarter, while solo driven tractors were reduced to 40, compared to 462 in the prior year quarter, which resulted in a net reduction of 353 tractors. For the quarter, freight revenue in our Expedited segment decreased $11.2 million, or 13.9%. Average freight revenue per tractor increased 18.8% due to a 25.2% increase in utilization, partially offset by a 10 cents per mile, or 5.1%, decrease in average freight revenue per total mile.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment decreased $10.2 million, or 14.2%. Operating revenue per total mile increased 12.6 cents per mile, or 6.9%, offset by a decrease in total miles per unit of 10.2%, resulting in a decline of 4.1% in average freight revenue per tractor compared to the prior year quarter.”

Combined Truckload Operating Expenses
Mr. Parker continued, “Our truckload operating cost per mile improved 13 cents or 7.8% on a GAAP basis or 9 cents or 5.0% on an adjusted basis, compared with the 2019 quarter as a direct result of strategic plan initiatives to reduce fixed costs and increase asset utilization by downsizing our terminal network and solo-driver fleet, as well as short-term cost reductions to improve liquidity in response to COVID-19.

“Salaries, wages and related expense decreased year-over-year by $6.1 million compared to the 2019 quarter but increased 6.0 cents on per mile basis due to lower overall miles to spread fixed costs of group insurance and incentive compensation.

“Net fuel expense decreased year-over-year by $10.6 million, or 1.6 cents per total mile, compared to the 2019 quarter. On a per mile basis, the year over year decrease to net fuel was a result of historically low fuel costs (partially offset by reduced fuel surcharge revenue) and a change in business mix that that resulted in less idling and less temperature-controlled freight reefer fuel expense.

“Operations and maintenance decreased year-over-year by $4.4 million, or 3.4 cents per total mile, compared to the 2019 quarter. On a per mile basis, the year over year decrease was a result of a change in business mix that includes less tolls, cargo damage, and other costs associated with temperature-controlled freight.

“Insurance and claims expenses increased $0.7 million, or 3 cents per total mile, to 18 cents per total mile in the fourth quarter of 2020 versus 14 cents per total mile in the fourth quarter of 2019.  The increase per mile was primarily a result of increasing reserves on historical claims and recording claims in an excess insurance layer that had been exhausted but has been replaced with an effective date of February 1, 2021. Three trends are impacting our insurance and claims expense.  First, our safety results measured by DOT reportable accidents per million miles continues to improve which, if continued, should result in gradual future benefits.  Secondly, the average cost to resolve claims continues to rise. Lastly, our high deductible policy has volatility.

“Revenue equipment rentals and purchased transportation expenses decreased $6.3 million, or 4.8 cents per total mile, to 20 cents per total mile in the fourth quarter of 2020 versus the third quarter of 2019.  The decrease was primarily a result of the reduction in owner operators in the solo refrigerated business, which we strategically reduced in the second quarter of 2020.

“Depreciation and amortization, excluding amortization of intangible assets in both periods, decreased $6.3 million, or 5.4 cents per total mile, to 17 cents per total mile in the fourth quarter of 2020 versus the prior year quarter.  The decrease per mile was primarily derived from the mix change in the overall business that reduced total tractor count and increased utilization, along with reductions in terminals and other capital assets.

“All other operating expenses combined decreased by approximately 3 cents per total mile.”

Managed Freight Segment

	Three Months Ended December 30,		Twelve Months Ended December 30,
($000s)	2020	2019	2020	2019
Freight Revenue	$64,884	$42,891	$177,579	$138,615
Operating Income	$5,375	$1,303	$4,482	$3,323
Adj. Operating Income (1)	$5,539	$1,361	$8,129	$3,555
Operating Ratio	91.7%	97.0%	97.5%	97.6%
Adj. Operating Ratio (1)	91.5%	96.9%	97.1%	97.5%

(1) non-GAAP measures

“For the quarter, Managed Freight’s freight revenue increased $22.0 million, or 51.3%, from the prior year quarter. Operating income for the Managed Freight segment was $5.4 million and adjusted operating income was $5.5 million, compared with $1.3 million and $1.4 million, respectively, in the fourth quarter of 2019. The operating ratio for the Managed Freight segment was 91.7% and adjusted operating ratio was 91.5%, compared with 97.0% and 96.9% in the fourth quarter of 2019, respectively. Managed Freight’s favorable results for the quarter were primarily attributable to brokerage operations. Brokerage freight revenue increased by $24.2 million, or 71.6%, to $58.1 million from $33.9 million in the prior year quarter, driving significant improvement to the segment’s operating ratio. The significant improvements to brokerage freight revenue and operating income are primarily attributable to the robust freight market, executing various spot rate opportunities, cost structure improvements that were implemented as part of our strategic plan, and handling overflow freight from both Expedited and Dedicated truckload operations.”

Warehousing Segment

	Three Months Ended December 30,		Twelve Months Ended December 30,
($000s)	2020	2019	2020	2019
Operating Revenue	$14,566	$11,575	$51,665	$47,205
Operating Income	$1,122	$1,276	$4,063	$5,522
Adj. Operating Income (1)	$1,509	$1,570	$5,749	$6,698
Operating Ratio	92.4%	89.1%	92.2%	88.4%
Adj. Operating Ratio (1)	89.6%	86.4%	88.9%	85.8%

(1) non-GAAP measures

“For the quarter, Warehousing’s operating revenue increased 25.4% versus the prior year quarter. The increase in revenue was primarily driven by the full quarter impact of new customer business that began operations in the third quarter of 2020. Operating income for the Warehousing segment was $1.1 million and adjusted operating income was $1.5 million, compared with $1.3 million and $1.6 million, respectively, in the fourth quarter of 2019. Operating ratio for the Warehousing segment was 92.4% and adjusted operating ratio was 89.6%, compared with 89.1% and 86.4%, respectively, in the fourth quarter of 2019. The change in operating ratio and adjusted operating ratio is primarily driven by an increase in direct labor costs as a result of combined expenses of employees and contract labor needed to meet customer demand despite labor shortages related to the COVID-19 pandemic.”

TFS Update
As previously disclosed, on July 8, 2020, we sold a portfolio of accounts receivable, contract rights, and associated assets (the “Portfolio”) to a subsidiary of Triumph Bancorp, Inc. (“Triumph”). After the transaction closed, we settled a dispute with Triumph over certain assets included in the Portfolio, pursuant to which we retained up to $45 million of total indemnification exposure.  The probability and amount of expected indemnification was not estimable at the time of the settlement or as of the filing of our third quarter 2020 results. During the fourth quarter, triggering events caused us to assess our likely indemnification obligation, which resulted in recording a $44.2 million contingent loss charge, which reflects nearly all of our potential exposure.  No actual claims for indemnification have been made by Triumph.  However, we believe such claims are probable.

Capitalization, Liquidity and Capital Expenditures
Paul Bunn, the Company’s Executive Vice President and Chief Financial Officer, added the following comments: “At December 31, 2020, our total indebtedness, net of cash (“net indebtedness”), decreased by $51.1 million to approximately $102.0 million as compared to the September 30, 2020 balance of $153.1 million. In addition, our debt to total capitalization decreased to 26.0% at December 31, 2020 from 46.5% at December 31, 2019.

“At December 31, 2020, we had cash and cash equivalents totaling $8.4 million. Under our ABL credit facility, we had $15.0 million borrowings outstanding, undrawn letters of credit outstanding of $29.7 million, and available borrowing capacity of $65.3 million at December 31, 2020. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of December 31, 2020, no testing was required, and we do not expect testing to be required in the foreseeable future.  We also have $45.0 million available under a line of credit with Triumph to fund indemnification obligations should we decide to use it.

“Our net capital investment for the quarter provided net proceeds of $5.3 million as compared to $6.5 million for the prior year period.   For 2021, we expect net capital expenditures to range from $35 million to $45 million, including disposal of $15.0 million in assets held for sale at December 31, 2020.  The average age of our tractor fleet was 22 months at December 31, 2020 and is expected to grow moderately during 2021 before an expected increase in net capital expenditures in 2022.

“Based on our current capital structure and expected 2021 net capital expenditures, we have substantial flexibility to maintain moderate financial leverage and evaluate the full range of capital allocation alternatives, including internal growth, acquisitions, further debt paydown, and returning capital to our stockholders, even if we are called upon to fund the entire risk exposure to Triumph. Accordingly, we appreciate the vote of confidence from our Board of Directors in authorizing a new stock repurchase program to maintain the full range of options.”

Outlook
Mr. Parker concluded, “Going forward, our focus will be continued execution of our strategic plan, which consists of steadily and intentionally growing the percentage of our business generated by Dedicated, Managed Freight, and Warehousing segments, reducing unnecessary overhead, and improving our safety, service, and productivity. This will be a gradual process of diversifying our customer base with less seasonal and cyclical exposure, improving legacy contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  Approximately one-half of our Dedicated fleet operates under contracts that generate insufficient returns and require replacement or renegotiation. The freight environment and our new business pipeline are both currently robust, which we believe will support our commercial plan. While this will take time, we believe our existing pipeline will produce ongoing sequential progress during 2021.

“Going into 2021 we are facing cost increases from the end of our short term COVID-19 programs, increased wages, and higher insurance and claims expense.  Effective January 4, 2021, we implemented the largest pay increase in the Company’s 35-year history for our Expedited driving force in an effort to increase our team count to targeted levels. In addition, we have replaced our former $9 million in excess of $1 million layer of auto liability insurance with a new $7 million excess of $3 million policy that will run from February 1, 2021, through March 31, 2024.  While the combination of the increased retention and premiums is forecasted to increase our insurance and claims cost, eliminating the gap in coverage created in the third quarter of 2020 that resulted in a self-insured retention of $10 million per claim has been a focus area to minimize forward looking volatility.

“Taking into account the commercial and cost environment, we expect results for the first half of 2021 will significantly exceed the prior year’s adjusted results for the comparable period. Our comparative results for the second half and full year of 2021 will depend on factors such as our ability to reduce driver turnover, the number and significance of auto liability claims, and the outcome of contract negotiations with customers, many of which won’t see a full quarter impact until the third quarter of 2021. Over the longer term, we expect to be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Stock Repurchase Program Authorization
On January 25, the Board of Directors approved a stock repurchase program authorizing the purchase of up to $40 million of the Company's Class A common stock from time-to-time based upon market conditions and other factors. The stock may be repurchased on the open market or in privately negotiated transactions. The repurchased shares will be held as treasury stock and may be used for general corporate purposes as the Board may determine. The Company did not place a limit on the duration of the repurchase program. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and the Company may suspend or terminate the program at any time without prior notice.

Management Transition
The Company also reported that John Tweed, Co-President and Chief Operating Officer, will transition to a multi-year consulting role effective July 3, 2021.  Mr. Tweed will continue to focus on improving legacy dedicated contracts, expanding the Warehousing segment, and improving return on capital, as well as providing support and leadership to the next generation of leaders in sales and operations.

Conference Call Information
The Company will host a live conference call tomorrow, January 26th, 2021, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 72840331.  An audio replay will be available for one week following the call at 877-919-4059, access code 48768713. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited, dedicated, and irregular route truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to implementation of our strategic plan and associated costs, our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, fleet size, future rates and volumes, our ability to control costs and grow our business, our ability to improve safety, future indemnification obligations related to the Portfolio, future repurchases under the stock repurchase program, if any, the management transition, and expected insurance expense, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, higher self-insured retentions, reduced insurance coverage, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our Factoring segment; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; impairment of goodwill and other intangible assets; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, the disposition of businesses, and the ability to identify acceptable acquisition candidates and appropriate assets or businesses to be disposed, consummate acquisitions and dispositions, and integrate acquired operations; our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; changes in methods of determining LIBOR or replacement of LIBOR; future share repurchases, if any; the impact of the recent coronavirus outbreak or other similar outbreaks; any indemnification obligations related to the sale of the Portfolio to Triumph; the material weakness in our internal control over financial reporting as of June 30, 2020, which we believe was eliminated upon the sale of the Portfolio to Triumph; erosion of available limits in our aggregate insurance policies; and future share repurchases, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Paul Bunn, Executive Vice President & Chief Financial Officer
PBunn@covenanttransport.com

For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenanttransport.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2020	2019	% Change	2020	2019	% Change
Freight revenue	$210,856	$207,311	1.7%	$776,218	$791,260	(1.9%)
Fuel surcharge revenue	14,372	23,245	(38.2%)	62,343	94,127	(33.8%)
Total revenue	$225,228	$230,556	(2.3%)	$838,561	$885,387	(5.3%)
Operating expenses:
Salaries, wages, and related expenses	79,059	82,218		315,023	320,498
Fuel expense	18,179	29,449		77,443	115,307
Operations and maintenance	11,412	14,691		48,368	59,506
Revenue equipment rentals and purchased transportation	71,028	58,387		222,705	204,655
Operating taxes and licenses	2,066	3,305		11,621	13,024
Insurance and claims	12,562	11,964		53,052	47,719
Communications and utilities	1,241	1,699		5,898	6,968
General supplies and expenses	6,575	8,596		34,143	30,089
Depreciation and amortization	14,199	19,272		65,472	80,502
Gain on disposition of property and equipment, net	(659)	(691)		(7,706)	(1,650)
Impairment of long lived property & equipment	-	-		26,569	-
Total operating expenses	215,662	228,890		852,588	876,618
Operating income (loss)	9,566	1,666		(14,027)	8,769
Interest expense, net	924	2,170		6,841	8,218
Income from equity method investment	(2,973)	531		(3,944)	(7,017)
Income (loss) from continuing operations before income taxes	11,615	(1,035)		(16,924)	7,568
Income tax expense (benefit)	4,166	(1,296)		(2,804)	2,349
Income (loss) from continuing operations	7,449	261		(14,120)	5,219
Income from discontinued operations, net of tax	(33,114)	901		(28,598)	3,258
Net income (loss)	$(25,665)	$1,162		$(42,718)	$8,477
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.43	$0.01		$(0.81)	$0.28
Income from discontinued operations	$(1.93)	$0.05		$(1.65)	$0.18
Net income (loss)	$(1.50)	$0.06		$(2.46)	$0.46
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.43	$0.01		$(0.81)	$0.28
Income from discontinued operations	$(1.93)	$0.05		$(1.65)	$0.17
Net income (loss)	$(1.50)	$0.06		$(2.46)	$0.45
Basic weighted average shares outstanding (000s)	17,135	18,462		17,358	18,435
Diluted weighted average shares outstanding (000s)	17,135	18,681		17,358	18,635

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2020	2019	% Change	2020	2019	% Change
Expedited - Truckload	$69,434	$80,643	(13.9%)	$291,471	$314,839	(7.4%)
Dedicated - Truckload	61,972	72,202	(14.2%)	255,503	290,602	(12.1%)
Combined Truckload	131,406	152,845	(14.0%)	546,974	605,441	(9.7%)
Managed Freight	64,884	42,891	51.3%	177,579	138,614	28.1%
Warehousing	14,566	11,575	25.8%	51,665	47,205	9.4%
Consolidated Freight Revenue	$210,856	$207,311	1.7%	$776,218	$791,260	(1.9%)

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Average freight revenue per loaded mile	$2.11	$2.09	0.7%	$2.04	$2.07	(1.4%)
Average freight revenue per total mile	$1.90	$1.89	0.4%	$1.85	$1.87	(1.2%)
Average freight revenue per tractor per week	$4,032	$3,857	4.5%	$3,872	$3,778	2.5%
Average miles per tractor per period	27,867	26,774	4.1%	109,622	105,379	4.0%
Weighted avg. tractors for period	2,480	3,015	(17.8%)	2,702	3,073	(12.1%)
Tractors at end of period	2,461	3,021	(18.5%)	2,461	3,021	(18.5%)
Trailers at end of period	5,647	6,739	(16.2%)	5,647	6,739	(16.2%)

	Selected Balance Sheet Data
(in '000's, except per share data)	12/31/2020	12/31/2019
Total assets	$667,513	$881,640
Total stockholders' equity	$290,642	$350,110
Total indebtedness, net of cash	$101,963	$304,573
Net Indebtedness to Capitalization Ratio	26.0%	46.5%
Tangible book value per end-of-quarter basic share	$13.03	$15.01

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2020	2019	bps Change	2020	2019	bps Change
Total revenue	$225,228	$230,556		$838,561	$885,387
Total operating expenses	215,662	228,890		852,588	876,618
Operating income (loss)	$9,566	$1,666		$(14,027)	$8,769
Operating ratio	95.8%	99.3%	(350)	101.7%	99.0%	270

Non-GAAP Presentation	2020	2019	bps Change	2020	2019	bps Change
Total revenue	$225,228	$230,556		$838,561	$885,387
Fuel surcharge revenue	(14,372)	(23,245)		(62,343)	(94,127)
Freight revenue (total revenue, excluding fuel surcharge)	210,856	207,311		776,218	791,260

Total operating expenses	215,662	228,890		852,588	876,618
Adjusted for:
Fuel surcharge revenue	(14,372)	(23,245)		(62,343)	(94,127)
Amortization of intangibles (2)	(1,152)	(731)		(5,097)	(2,924)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-		(2,617)	-
Insurance policy erosion	-	-		(4,447)	-
Strategic restructuring adjusting items:
(Loss) gain on disposal of terminals, net	(972)	-		4,740	-
Impairment of real estate and related tangible assets	-	-		(9,790)	-
Impairment of revenue equipment and related charges	-	-		(17,604)	-
Restructuring related severance and other	(1,543)	-		(4,334)	-
Abandonment of information technology infrastructure	-	-		(1,048)	-
Contract exit costs and other restructuring	-	-		(695)	-
Adjusted operating expenses	197,623	204,914		749,353	779,567
Adjusted operating income	13,233	2,397		26,865	11,693
Adjusted operating ratio	93.7%	98.8%	(510)	96.5%	98.5%	(200)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP Presentation - Net (loss) income	$(25,665)	$1,162	$(42,718)	$8,477
Adjusted for:
Amortization of intangibles (2)	1,152	731	5,097	2,924
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	2,617	-
Insurance policy erosion	-	-	4,447	-
Strategic restructuring adjusting items:
Discontinued operations loss contingency, net (3)	44,151	-	40,431	-
Loss (gain) on disposal of terminals, net	972	-	(4,740)	-
Impairment of real estate and related tangible assets	-	-	9,790	-
Impairment of revenue equipment and related charges	-	-	17,604	-
Restructuring related severance and other	1,543	-	4,334	-
Abandonment of information technology infrastructure	-	-	1,048	-
Contract exit costs and other restructuring	-	-	695	-
Total adjustments before taxes	47,818	731	81,323	2,924
Provision for income tax expense at effective rate (4)	(11,715)	(20)	(19,924)	-
Tax effected adjustments	$36,103	$711	$61,399	$2,924
Non-GAAP Presentation - Adjusted net income	$10,438	$1,873	$18,681	$11,401

GAAP Presentation - Diluted (loss) earnings per share ("EPS")	$(1.50)	$0.06	$(2.46)	$0.45
Adjusted for:
Amortization of intangibles (2)	0.07	0.04	0.29	0.16
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	0.15	-
Insurance policy erosion and premium reinstatement expense	-	-	0.26	-
Strategic restructuring adjusting items:
Discontinued operations loss contingency, net (3)	2.58	-	2.33	-
Loss (gain) on sale of terminal, net	0.06	-	(0.27)	-
Impairment of real estate and related tangible assets	-	-	0.56	-
Impairment of revenue equipment and related charges	-	-	1.01	-
Restructuring related severance and other	0.09	-	0.25	-
Abandonment of information technology infrastructure	-	-	0.06	-
Contract exit costs and other restructuring	-	-	0.04	-
Total adjustments before taxes	2.79	0.04	4.69	0.16
Provision for income tax expense at effective rate (4)	(0.68)	-	(1.15)	-
Tax effected adjustments	$2.11	$0.04	$3.54	$0.16
Non-GAAP Presentation - Adjusted EPS	$0.61	$0.10	$1.08	$0.61

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) A $3,720 gain on disposal of TFS was recognized in Q3 2020, but a contingent liability was subsequently recognized in Q4 related to the indemnification of TBK.
(4) Year-to-date 2019 includes the non-cash reversal of a portion of a previously recorded federal income tax credit that was settled with the IRS during the third quarter of 2019 totaling $455 and the recording of a reserve for an uncertain tax position that was previously recorded as a tax benefit in a prior year totaling $394, where new information effected the tax position.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	For the three months ended December 31,
GAAP Presentation	2020					2019
	Expedited	Dedicated	Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Truckload	Managed Freight	Warehousing
Total revenue	$75,855	$69,819	$145,674	$64,884	$14,670	$90,856	$85,112	$175,968	$42,891	$11,697
Total operating expenses	71,073	71,533	$142,606	$59,509	13,548	90,252	86,630	176,882	41,588	10,421
Operating income (loss)	$4,782	$(1,714)	$3,068	$5,375	$1,122	$604	$(1,518)	$(914)	$1,303	$1,276
Operating ratio	93.7%	102.5%	97.9%	91.7%	92.4%	99.3%	101.8%	100.5%	97.0%	89.1%

Non-GAAP Presentation
Total revenue	$75,855	$69,819	$145,674	$64,884	$14,670	$90,856	$85,112	$175,968	$42,891	$11,697
Fuel surcharge revenue	(6,421)	(7,847)	(14,268)	-	(104)	(10,213)	(12,910)	(23,123)	-	(122)
Freight revenue (total revenue, excluding fuel surcharge)	69,434	61,972	131,406	64,884	14,566	80,643	72,202	152,845	42,891	11,575

Total operating expenses	71,073	71,533	142,606	59,509	13,548	90,252	86,630	176,882	41,588	10,421
Adjusted for:
Fuel surcharge revenue	(6,421)	(7,847)	(14,268)	-	(104)	(10,213)	(12,910)	(23,123)	-	(122)
Amortization of intangibles (2)	-	(601)	(601)	(164)	(387)	-	(379)	(379)	(58)	(294)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	-	-	-	-	-
Strategic restructuring adjusting items:	-	-	-	-	-	-	-	-	-	-
Insurance policy erosion and premium reinstatement expense	-	-	-	-	-	-	-	-	-	-
Gain on sale of terminal	(514)	(458)	(972)	-	-	-	-	-	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	-	-	-	-	-
Impairment of revenue equipment and related charges	-	-	-	-	-	-	-	-	-	-
Restructuring related severance and other	(815)	(728)	(1,543)	-	-	-	-	-	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	-	-	-	-	-
Contract exit costs and other restructuring	-	-	-	-	-	-	-	-	-	-
Adjusted operating expenses	63,323	61,899	125,222	59,345	13,057	80,039	73,341	153,380	41,530	10,005
Adjusted operating income (loss)	6,111	73	6,184	5,539	1,509	604	(1,139)	(535)	1,361	1,570
Adjusted operating ratio	91.2%	99.9%	95.3%	91.5%	89.6%	99.3%	101.6%	100.4%	96.9%	86.4%

	For the twelve months ended December 31,
GAAP Presentation	2020					2019
	Expedited	Dedicated	Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Truckload	Managed Freight	Warehousing
Total revenue	$320,201	$288,652	$608,853	$177,579	$52,128	$356,521	$342,473	$698,994	$138,615	$47,778
Total operating expenses	327,239	$304,188	$631,427	$173,097	$48,065	$357,781	$341,285	$699,066	$135,292	$42,256
Operating (loss) income	$(7,038)	$(15,536)	$(22,574)	$4,482	$4,063	$(1,260)	$1,188	$(72)	$3,323	$5,522
Operating ratio	102.2%	105.4%	103.7%	97.5%	92.2%	100.4%	99.7%	100.0%	97.6%	88.4%

Non-GAAP Presentation
Total revenue	$320,201	$288,652	$608,853	$177,579	$52,128	$356,521	$342,473	$698,994	$138,615	$47,778
Fuel surcharge revenue	(28,731)	(33,149)	$(61,880)	-	(463)	(41,682)	(51,871)	(93,553)	-	(573)
Freight revenue (total revenue, excluding fuel surcharge)	291,470	255,503	546,973	177,579	51,665	314,839	290,602	605,441	138,615	47,205

Total operating expenses	327,239	304,188	631,427	173,097	48,065	357,781	341,285	699,066	135,292	42,256
Adjusted for:
Fuel surcharge revenue	(28,731)	(33,149)	(61,880)	-	(463)	(41,682)	(51,871)	(93,553)	-	(573)
Amortization of intangibles (2)	-	(2,777)	(2,777)	(633)	(1,686)	-	(1,516)	(1,516)	(232)	(1,176)
Bad debt expense associated with customer bankruptcy and high credit risk customers	(972)	(867)	(1,839)	(778)	-	-	-	-	-	-
Strategic restructuring adjusting items:	-	-	-	-	-	-	-	-	-	-
Insurance policy erosion and premium reinstatement expense	(2,627)	(1,820)	(4,447)	-	-	-	-	-	-	-
Gain on sale of terminal	2,505	2,235	4,740	-	-	-	-	-	-	-
Impairment of real estate and related tangible assets	(3,991)	(3,563)	(7,554)	(2,236)	-	-	-	-	-	-
Impairment of revenue equipment and related charges	(8,046)	(9,558)	(17,604)	-	-	-	-	-	-	-
Restructuring related severance and other	(2,290)	(2,044)	(4,334)	-	-	-	-	-	-	-
Abandonment of information technology infrastructure	(554)	(494)	(1,048)	-	-	-	-	-	-	-
Contract exit costs and other restructuring	(367)	(328)	(695)	-	-	-	-	-	-	-
Adjusted operating expenses	282,166	251,823	533,989	169,450	45,916	316,099	287,898	603,997	135,060	40,507
Adjusted operating income (loss)	9,304	3,680	12,984	8,129	5,749	(1,260)	2,704	1,444	3,555	6,698
Adjusted operating ratio	96.8%	98.6%	97.8%	97.1%	88.9%	100.4%	99.1%	99.8%	97.5%	85.8%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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